Exhibit 99.1

GILLA PROVIDES GUIDANCE ON FIRST HALF OF FISCAL 2016

NEW YORK, NY – (April 13, 2016) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, manufacturer and marketer of E-liquid for vaporizers, provided guidance today projecting revenues of $3.0 million for the first half of fiscal 2016.

FY2015 Highlights:
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For the year ended December 31, 2015, the Company generated $1,163,096 in sales from E-liquid, vaporizers and accessories as compared to $581,822 in sales for the year ended December 31, 2014. The increase was due to the strengthening of the Company’s OEM business in the U.S. which is expected to continue its strong growth trend through 2016.

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Gross profit percentage for the year ended December 31, 2015 was 22% generated from the Company’s strong base of lower margin OEM business. In fiscal 2016, the Company is targeting additional high margin returns generated from sales of premium E-liquid in excess of 70%.

•	Net loss amounted to $3,048,337 for the year ended December 31, 2015 as compared to a loss of $3,096,390 for the year ended December 31, 2014.

•	The Company closed the acquisition of a manufacturing platform in Daytona Beach, Florida and six premium E-liquid brands to target higher margin business through vertical integration.

Recent Developments & Expectations for the First Half of 2016:
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Increased the geographical footprint through investments in global infrastructure including a distribution and customer service platform in Budapest, Hungary that services over 25 European countries in over 30 languages to strengthen and accelerate growth outside of the North America.

•	Addition of leading U.S. based sales team, including industry veteran Mr. Austin Hopper as Chief Marketing Officer, to generate additional demand for the high margin premium E-liquid products.

•	Focus on diversifying revenues from the base OEM business to the high margin premium E-liquid products.

•	Organic development of new premium E-liquid brands to broaden Gilla’s product portfolio with initial strong results from the Company’s Coil Glaze brand.

•	Strong initial results from newly launched packaging of the Craft Vapes and Craft Clouds brands in Europe.

•	Planned launch of two new retail e-commerce websites for both Europe and North America.

•	Total expected revenues of $3.0 million for the first half of 2016 with gross profit margins approaching 50% by the end of the period.

•	Focus on higher margin returns generated from European sales and premium E-liquid products while experiencing continued strength in the OEM business.

•	Expecting cash flow breakeven and overall profitability in the second half of 2016.

“We are excited about Gilla’s enhanced sales and marketing capabilities through the addition of our California based sales team as well as the launch of our European sales and distribution platform,” stated J. Graham Simmonds, Chairman and CEO of Gilla. He added, “Our primary focus is now on driving our high margin premium E-liquid business through our well established global platform.  Along with growth in our forecasted revenues, we expect our gross margin will continue to increase substantially, which should lead the company to profitability during the second half of 2016.”

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation of smoking. Gilla aims to be a global leader in the manufacturing and distribution of E-liquid for the vapor industry. The Company provides consumers with choice and quality across categories and price points. Gilla’s product portfolio includes Craft Vapes, Craft Clouds, Vape Warriors, Miss Pennysworth’s Elixirs, The Mad Alchemist, Replicant and Coil Glaze E-liquid brands.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. J. Graham Simmonds
Chairman and CEO
T: 1 (416) 843-2881
email: graham.simmonds@gilla.com
website: www.gilla.com
twitter: @gillainc

For media inquiries, please contact:

Mr. Don Fenton
T: 1 (416) 434-3681
email: don.fenton@gilla.com